Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Investar Holding Corporation on Form S-8 No. 333-201880 of our report dated June 21, 2024 on our audit of the financial statements of Investar Holding Corporation 401(k) Plan as of and for the year ended December 31, 2023 and supplemental schedules as of December 31, 2023, which report is included in this Annual Report on Form 11-K to be filed on or about June 21, 2024.

/s/EisnerAmper LLP

EISNERAMPER LLP

Baton Rouge, Louisiana

June 21, 2024